POWER OF ATTORNEY


	I, Robert K. Herdman, a director of Cummins Inc. (the "Corporation"), hereby authorize and designate each of Marya M. Rose, Mark R. Sifferlen, Richard E. Harris, and Pat J. Ward, my agent and attorney-in-fact, with full power of substitution, to:

	(1)	prepare and sign on my behalf any Form 3, Form 4 or Form 5 under
Section 16 of the Securities Exchange Act of 1934 and file the same with the Securities and Exchange Commission and each stock exchange on which the Corporation's stock is listed;

	(2)	prepare and sign on my behalf any Form 144 Notice under the
Securities Act of 1933 and file the same with the Securities and Exchange Commission; and

	(3)	do anything else necessary or proper in connection with the
foregoing.

	This power of attorney shall remain in effect as long as I am subject to Section 16 with respect to the Corporation, and shall not be affected by my subsequent disability or incompetence.



	Dated: May 12, 2009		Signed: /s/ Robert K. Herdman